UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Ultratech Inc.

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Company Contacts: Ultratech, Inc. Bruce R. Wright, 408/321-8835 Senior Vice President and CFO

Investor Relations: The Blueshirt Group Suzanne Schmidt, 415/217-4962 suzanne@blueshirtgroup.com Melanie Solomon, 415/217-4964 melanie@blueshirtgroup.com	Media Relations: Joele Frank, Wilkinson Brimmer Katcher Steve Frankel / Nick Leasure 212/355-4449

FOR IMMEDIATE RELEASE

ULTRATECH BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “FOR” ITS

HIGHLY QUALIFIED AND EXPERIENCED DIRECTOR NOMINEES

Appreciates Numerous Recent Meetings and Constructive Dialogue with Stockholders

Notes Positive Change is Already Underway at Ultratech

Ultratech Stock is Up More Than 21 Percent over the Last 12 Monthsi

Reiterates Belief that Neuberger Berman’s Director Nominees are NOT Additive to Ultratech’s Board

Sends Letter to Stockholders

SAN JOSE, Calif., June 29, 2016 — Ultratech, Inc. (Nasdaq: UTEK), a leading supplier of lithography, laser-processing and inspection systems used to manufacture semiconductor devices and high-brightness LEDs (HB-LEDs), as well as atomic layer deposition (ALD) systems, today announced that it has mailed a letter to Ultratech stockholders in connection with its 2016 Annual Meeting of Stockholders scheduled for July 19, 2016.

The Ultratech Board of Directors continues to unanimously recommend that stockholders vote the WHITE proxy card “FOR” all seven of the Company’s highly qualified and experienced director nominees – Arthur W. Zafiropoulo, Michael Child, Dr. Paramesh Gopi, Nicholas Konidaris, Dennis R. Raney, Henri Richard and Rick Timmins.

The full text of the letter follows:

June 29, 2016

Dear Fellow Stockholder,

Ultratech’s Annual Meeting of Stockholders (“2016 Annual Meeting”), which will be held on July 19, 2016, is fast approaching. At the 2016 Annual Meeting, you will be asked to make an important decision regarding the future of Ultratech.

The Ultratech Board unanimously recommends that stockholders vote “FOR” the re-election of six of the Company’s highly qualified and experienced director nominees – Arthur W. Zafiropoulo, Michael Child, Dr. Paramesh Gopi, Nicholas Konidaris, Dennis R. Raney, Henri Richard and Rick Timmins – as well as the election of its new nominee, Dr. Paramesh Gopi.

Over the past few weeks, your Board of Directors and management team have been meeting with many of Ultratech’s largest stockholders to gain a better understanding of their views on the Company and our strategy. We greatly appreciate the interest Ultratech’s stockholders have taken in our operations and performance as well as the constructive feedback that will allow us to continue to create value for all Ultratech stockholders.

POSITIVE CHANGE IS ALREADY UNDERWAY AT ULTRATECH; WHAT

MORE DOES NEUBERGER BERMAN WANT?

Your Board and management team began actively engaging with Neuberger Berman (“Neuberger”) in 2015. Since then, Neuberger has raised a number of issues it believes Ultratech needs to address: long-term performance, Board refreshment, management succession planning and Art Zafiropoulo’s stock ownership. We believe it is important for stockholders to understand the actions the Company has already taken and the full context of Neuberger’s claims.

Long-Term Performance

•	Neuberger Claim: Ultratech’s stock price has been stuck at roughly $20 for 20 years and the Company maintains an overcapitalized balance sheet.

•	Ultratech Response:
¡	Over the last 12 months, Ultratech’s stock price is up more than 21 percent[i].
¡	Neuberger is using a 20-year timeframe without citing many of the most relevant facts.
¡	From 2013 to 2015, the semiconductor industry underwent a dramatic change, to which Ultratech adapted.
¡	From October 28, 1993, the date of the Company’s initial public offering, to April 17, 2013, the last trading day prior to the earnings conference call during which the Company began warning of future industry challenges, Ultratech’s stock price appreciated approximately 160 percent.
¡	In addition, Ultratech maintains a strong balance sheet because it is a strategic asset for semiconductor capital equipment companies and a prerequisite of many of its customers.
¡	Ultratech is confident that the continued execution of its strategy and its portfolio of high-value products will enable the Company to capitalize upon our current momentum to enhance value for all of our stockholders.

Board Refreshment

•	Neuberger Claim: Ultratech should take steps to refresh its Board.

•	Ultratech Response:
¡	In December 2015, the Company announced its intention to appoint one or more new Board members with technology expertise.
¡	This process led to the nomination of Dr. Paramesh Gopi to stand for election at the 2016 Annual Meeting, with Joel Gemunder stepping down from the Board.
¡	Furthermore, the Board has committed to continuing the Board refreshment process for the next two to three years, adding a highly-qualified director candidate for each of the following two to three years.
¡	Under this plan, following the 2019 Annual Meeting, the average tenure of the directors on Ultratech’s Board would be approximately 10 years, with more than 50 percent of the directors having a tenure of less than 10 years.ii

Management Succession Planning

•	Neuberger Claim: Ultratech should implement a management succession plan.

•	Ultratech Response:
¡	Ultratech has had a longstanding succession plan whereby Bruce R. Wright, Chief Financial Officer, would succeed as CEO in the event Art Zafiropoulo could not perform his duties.
¡	In February 2016, Ultratech announced a longer-term succession plan with the promotion of two individuals to executive officer positions – Tammy D. Landon and Dave Ghosh.
¡	Each of Ms. Landon and Mr. Ghosh has more than 30 years of experience in relevant industries and positions.
¡	Both Ms. Landon and Mr. Ghosh are intimately familiar with Ultratech’s business, operations and strategy for driving growth.

Art Zafiropoulo’s Stock Ownership

•	Neuberger Claim: Art Zafiropoulo has also sold approximately two-thirds of his stock.

•	Ultratech Response:
¡	Art Zafiropoulo continues to be one of the Company’s top 10 largest stockholders and has only sold company-issued stock twice from 2000 to 2015, representing a net total of $1.5 million.

¡	The stock he sold was for estate planning purposes.

Given the significant progress made in a short amount of time, your Board and management team believe that Ultratech stockholders should question why Neuberger chose to end the constructive dialogue and launch a costly and distracting proxy fight.

ULTRATECH DETERMINED NEUBERGER’S NOMINEES WERE NOT

ADDITIVE TO THE ULTRATECH BOARD

When Neuberger mentioned that its two nominees – Ronald Black and Beatriz Infante – would be additive to Ultratech, your Board conducted a thorough due diligence process and discovered that both Dr. Black and Ms. Infante have track records of consistently suboptimal performance with regard to their board and/or managerial experience at other companies:

•	Each of Dr. Black and Ms. Infante has piloted several companies into bankruptcy, including MobiWire for Dr. Black and Momenta for Ms. Infante.

•	Specific to Dr. Black:
¡	Ultratech has received unfavorable feedback from a number of its customers regarding Dr. Black and his position as President and CEO of Rambus.
¡	Rambus has established a reputation for patent litigation within the industry, thereby threatening Ultratech’s relationship with several of its customers.
¡	Despite touting that Rambus’ stock price doubled (to around $11.57) while Dr. Black has been CEO, Rambus’ stock price continues to trade well below its peak stock price over the last 10 years of $24.40 per share.
¡	If elected to Ultratech’s Board, Dr. Black would sit on the board of directors of five companies, both public and private, including Rambus, and would be an “overboarded” director.
¡	The sale of Wavecom under Dr. Black’s leadership for €8.50 per share represented a discount of more than 37 percent to Wavecom’s initial public offering at €13.50 per share.

•	Specific to Ms. Infante:
¡	During her tenure as President, CEO and Chairman of Aspect Communications Corporation, Aspect’s share price declined from $34.44iii to $7.53iv, representing a decline of more than 78 percent.
¡	Has had a problematic history at numerous other publicly traded companies where she was a director or executive officer:
¡	Liquidity, Current Director – Stock down approximately 59 percent.
¡	Sonus, Current Director – Stock down approximately 30 percent.

¡	Emulex Corp., Past Director –Voted in favor of selling Emulex for $8 per share when an $11 per share offer was on the table only a few years prior. She was also the defendant in a stockholder suit.

While it was ultimately determined that Dr. Black and Ms. Infante have material negative histories that threaten the value of Ultratech stockholders’ investment, as previously communicated, the Board remains open and willing to work with Neuberger to identify candidates with the right credentials to serve on the Company’s Board.

ULTRATECH’S DIRECTOR NOMINEES ARE HIGHLY-QUALIFIED AND

COMMITTED TO OVERSEEING THE COMPANY’S GROWTH AND

CREATING STOCKHOLDER VALUE

Ultratech is executing a strategy to obtain every order, increase market share and strengthen relationships with new and existing customers. We have technology and industry leadership across a number of applications and have made significant progress in our re-prioritization of R&D for both technology future needs and reduction in cost of ownership.

The Ultratech Board is composed of carefully selected and highly-qualified directors with a deep understanding of and relevant experience in the semiconductor industry. The Board also has members with significant financial expertise, public company experience and notable backgrounds in consumer electronics and software.

•	Arthur W. Zafiropoulo, Chairman and CEO – Well-known for both his leadership skills and technical expertise throughout the semiconductor industry, with decades of relevant experience.

•	Michael Child – More than 25 years of experience investing in and acquiring technology and related companies, with semiconductor Board positions at IPG Photonics and Finisar Corporation.

•	Dr. Paramesh Gopi – Suggested by an independent stockholder. Significant experience serving in senior operating positions of publicly traded semiconductor companies, deep technology background and established relationships with several foundries.

•	Nicholas Konidaris – 17 years of experience in consumer electronics, semiconductors, passive components and LED markets as CEO at Electro Scientific Industries and Advantest America.

•	Dennis R. Raney – Decades of finance, accounting and corporate governance experience and international experience in high-technology companies and other industries.

•	Henri Richard – 14 years of experience at semiconductor and related companies including Freescale, SanDisk, NetApp and Advanced Micro Devices.

•	Rick Timmins, Lead Director – Deep financial background, including 12 years as Vice President of Finance for Cisco and experience with accounting, governance and audit committee matters.

PLEASE VOTE THE WHITE PROXY CARD TODAY – BY TELEPHONE, THE

INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED

WHITE PROXY CARD IN THE POSTAGE PAID ENVELOP PROVIDED

Your Ultratech Board unanimously recommends that stockholders vote “FOR” all seven of the Company’s highly qualified and experienced director nominees – Arthur W. Zafiropoulo, Michael Child, Paramesh Gopi, Nicholas Konidaris, Dennis R. Raney, Henri Richard and Rick Timmins.

Whether or not you plan to attend the 2016 Annual Meeting, you have an opportunity to protect your investment in Ultratech by voting the WHITE proxy card. We urge you to vote TODAY by telephone, by Internet or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. You may receive an opposing proxy statement and gold proxy card, as well as letters or other proxy solicitation materials from Neuberger. Please do not return or otherwise vote any proxy card sent to you by Neuberger.

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

Arthur W. Zafiropoulo	Rick Timmins
Chairman and Chief Executive Officer	Lead Director

For more information, please visit Ultratech’s investor relations website at http://ir.ultratech.com.

Every Vote Is Important, No Matter How Many Or How Few Shares Stockholders Own.

Please vote the WHITE proxy card TODAY. If stockholders have any questions or require any assistance with voting your shares or if you need additional copies of the proxy materials, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Stockholders May Call Toll-Free: (800) 252-8173

Banks & Brokers May Call: (212) 269-5550

About Ultratech

Ultratech, Inc. (Nasdaq: UTEK) designs, builds and markets manufacturing systems for the global technology industry. Founded in 1979, Ultratech serves three core markets: front-end semiconductor, back-end semiconductor, and nanotechnology. The company is the leading supplier of lithography products for bump packaging of integrated circuits and high- brightness LEDs. Ultratech is also the market leader and pioneer of laser spike anneal technology for the production of advanced semiconductor devices. In addition, the company offers solutions leveraging its proprietary coherent gradient sensing (CGS) technology to the semiconductor wafer inspection market and provides atomic layer deposition (ALD) tools to leading research organizations, including academic and industrial institutions. Visit Ultratech online at: www.ultratech.com.

Important Additional Information

In connection with the solicitation of proxies, Ultratech, Inc. (“Ultratech”) has filed with the Securities and Exchange Commission (the “SEC”), a definitive proxy statement and other relevant documents concerning the proposals to be presented at Ultratech’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The proxy statement contains important information about Ultratech and the 2016 Annual Meeting. In connection with the 2016 Annual Meeting, Ultratech has mailed the definitive proxy statement to stockholders. In addition, Ultratech files annual, quarterly and special reports, proxy statements and other information with the SEC. You are urged to read the proxy statement and other information because they contain important information about Ultratech and the proposals to be presented at the 2016 Annual Meeting. These documents are available free of charge at the SEC’s website (www.sec.gov) or from Ultratech at our investor relations website (http://ir.ultratech.com). The contents of any websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Ultratech and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Ultratech’s stockholders in connection with the election of directors and other matters to be proposed at the 2016 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by Ultratech with the SEC.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipates,” “expects,” “remains,” “thinks,” “intends,” “believes,” “estimates,” and similar expressions and include management’s current expectation of its longer term prospects for success. These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Such risks and uncertainties include the timing and possible delays, deferrals and cancellations of orders by customers; quarterly revenue fluctuations; industry and sector cyclicality, instability and unpredictability; market demand for consumer devices utilizing semiconductors produced by our clients; our ability to manage costs; new product introductions, market acceptance of new products and enhanced versions of our existing products; reliability and technical acceptance of our products; our lengthy sales cycles, and the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; competition and consolidation in the markets we serve; improvements, including in cost and technical features, of competitors’ products; rapid technological change; pricing pressures and product discounts; our ability to collect receivables; customer and product concentration and lack of product revenue diversification; inventory obsolescence; general economic, financial market and political conditions and other factors outside of our control; domestic and international tax policies; cybersecurity threats in the United States and globally that could impact our industry, customers, and technologies; and other factors described in our SEC reports including our Annual Report on Form 10-K filed for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q filed for the quarterly period ended April 2, 2016. Due to these and other factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

(UTEKF)

i Based on Ultratech’s closing stock price on June 23, 2016, the last trading day prior to announcement of the results of the referendum vote on the United Kingdom leaving the European Union.

ii Assumes retirement of Ultratech’s longest tenured directors, excluding the Chairman and Lead Director.

iii Aspect’s closing stock price on April 5, 2000, the last trading day prior to the announcement of Ms. Infante’s appointment as Aspect’s President and CEO.

iv Aspect’s closing stock price on August 17, 2003, the last trading day prior to the announcement of Ms. Infante’s departure from Aspect.